FOR IMMEDIATE RELEASE                           Contact: Fred Kornberg
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                                                         President and CEO
                                                                   Or
                                                         J. Preston Windus
                                                         Chief Financial Officer
                                                         (631)777-8900

             COMTECH TELECOMMUNICATIONS COMPLETES EFDATA ACQUISITION
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  -ACQUISITION EXPANDS COMTECH'S CAPABILITIES IN THE TELECOMMUNICATIONS MARKET-

     MELVILLE, NY, July 10, 2000 --- Comtech Telecommunications Corp. (Nasdaq:
CMTL) announced today the completion of the acquisition of EFData, the satellite communications division of Adaptive Broadband Corporation. The operations of EFData are being combined with Comtech's subsidiary, Comtech Communications Corporation, which has been renamed Comtech EFData Corp. This significantly enlarged subsidiary, based in Tempe, AZ, designs, develops and manufactures a wide range of satellite communications products for the transmission of voice, data, facsimile and video.

     Comtech acquired the business of EFData for $61.5 million in cash subject to post closing adjustments. The acquisition is being accounted for as a purchase and is expected to be accretive to earnings in fiscal year 2001. Comtech anticipates a fourth quarter write-off of EFData's in-process R & D in an amount not yet determined. Management is also in the process of assessing integration plans designed to improve operating efficiencies and minimize areas of duplication, all of which will likely result in an additional fourth quarter charge. Forty million dollars of the purchase price was supplied through institutional secured borrowings bearing interest at 9.25% due in installments through 2005, and the balance from internal Company funds.

     The acquisition of EFData's business expands Comtech's growing telecommunications capabilities and enhances Comtech's product offerings, distribution reach and marketing presence. Additionally, it enables Comtech to enter the growing satellite networks solutions business.

     Fred Kornberg, Chairman, President and Chief Executive Officer of Comtech Telecommunications said, "EFData is a natural extension of our Comtech Communications' business. Joining complementary capabilities gives the enterprise a strong platform from which to bring innovative products to the telecom market, particularly in the modem, frequency converter and transciever areas. We also expect EFData's important modem market position to benefit from our innovative TURBO CODEC technology which decreases satellite data transmission costs by approximately 40%."

     Comtech Telecommunications Corp. is an innovative player in domestic and global high-technology markets. Through its operating units, Comtech pursues opportunities in three



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interrelated market segments: telecommunications transmission, RF microwave amplifiers, and mobile data communications services. In each of these segments, growth is driven by increasing demand for telecommunications infrastructure and network and messaging services. The Company's specialties include the design and manufacture of advanced products and networks used for transmission of voice, data and video using satellite, over the horizon microwave, terrestrial line of sight and other wireless communications systems. More than 250 distinct Comtech products are in service in more than 100 countries.

     Certain of the statements contained herein, including, but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. Included among the factors which might cause such results to differ are: the significant increase in the size and complexity of our enterprise resulting from the EFData acquisition; our need to repay the funds borrowed for the acquisition; the need to integrate the new operation on a timely and effective basis; the ability of management to obtain the anticipated benefits from the acquisition; the Company's ability to keep pace with rapid technological changes; our backlog being subject to customer cancellation or modification; our sales to the U.S. Government being subject to funding and other risks; our fixed price contracts being subject to risk; the highly competitive nature of our markets; our dependence on component availability, subcontractor availability and performance of key suppliers; our dependence on international sales; our mobile data communications business being in a developmental stage. Additionally, these forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.


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